CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Income Auto-	$5,120,170	$637.46
Callable Securities due 2019

May 2018

Pricing Supplement No. 619

Registration Statement Nos. 333-221595; 333-221595-01

Dated May 25, 2018

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon at an annual rate of 12.40%, but only with respect to each determination date on which the determination closing price of the underlying stock is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. In addition, if the determination closing price of the underlying stock is greater than or equal to the initial share price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final share price is greater than or equal to the downside threshold price, the stated principal amount and the contingent quarterly coupon with respect to the final determination date, or (ii) if the final share price is less than the downside threshold price, investors will be exposed to the decline in the underlying stock on a 1-to-1 basis and will receive a payment at maturity that is less than 75% of the principal amount of the securities and could be zero. Moreover, if on any determination date the determination closing price of the underlying stock is less than the downside threshold price, you will not receive any contingent quarterly coupon for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the 1-year term of the securities. Investors will not participate in any appreciation of the underlying stock. The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	Wynn Resorts, Limited common stock
Aggregate principal amount:	$5,120,170
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	May 25, 2018
Original issue date:	May 31, 2018 (3 business days after the pricing date)
Maturity date:	May 31, 2019
Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date.
Contingent quarterly coupon:

•  If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent quarterly coupon at an annual rate of 12.40% (corresponding to approximately $0.31 per quarter per security) on the related contingent payment date.

•  If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent quarterly coupon will be paid with respect to that determination date.

Determination dates:	August 27, 2018, November 26, 2018, February 25, 2019 and May 28, 2019, subject to postponement for non-trading days and certain market disruption events. We also refer to May 28, 2019 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold price: • If the final share price is less than the downside threshold price:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date (i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold price:	$145.658, which is equal to approximately 75% of the initial share price
Initial share price:	$194.21, which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP:	61768Q486
ISIN:	US61768Q4863
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.805 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.125(1)
		$0.05(2)	$9.825
Total	$5,120,170	$89,602.975	$5,030,567.025
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.125 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” on page 18.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2017   Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due May 31, 2019 Based on the Performance of the Common Stock of Wynn Resorts, Limited, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly coupon at an annual rate of 12.40% with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. It is possible that the closing price of the underlying stock could remain below the downside threshold price for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons. If the determination closing price is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly coupon with respect to the related determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1-to-1 basis. In this case, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. In addition, investors will not participate in any appreciation of the underlying stock.

The original issue price of each security is $10. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $10. We estimate that the value of each security on the pricing date is $9.805.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate and the downside threshold price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

May 2018	Page 2

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon at an annual rate of 12.40% with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold price. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any of the first three determination dates, the determination closing price is greater than or equal to the initial share price.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.

▪ Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date.

▪ Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

▪ The payment due at maturity will be equal to (i) the stated principal amount multiplied by (ii) the share performance factor. Investors will lose a significant portion, and may lose all, of their principal in this scenario.

May 2018	Page 3

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Three Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

May 2018	Page 4

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$190.00
Hypothetical Downside Threshold Price:	$142.50, which is 75% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Quarterly Coupon:	12.40% per annum (corresponding to approximately $0.31 per quarter per security)[1]
Stated Principal Amount:	$10 per security

1 The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The hypothetical contingent quarterly coupon of $0.31 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the hypothetical initial share price of $190.00 on one of the first three determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Coupon	Early Redemption Amount
#1	$190.00	—*	$10.31	$161.10	$0.31	N/A
#2	N/A	N/A	N/A	$91.25	$0	N/A
#3	N/A	N/A	N/A	$228.00	—*	$10.31
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Amount includes the unpaid contingent quarterly coupon with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪ In Example 1, the securities are automatically redeemed following the first determination date, as the determination closing price on the first determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon = $10.00 + $0.31 = $10.31

In this example, the early redemption feature limits the term of your investment to approximately 3 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons.

▪ In Example 2, the securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the initial share price. As the determination closing price on the first determination date is greater than or equal to the downside threshold price, you receive the contingent coupon of $0.31 with respect to such determination date. Following the third determination date, you receive an early redemption amount of $10.31, which includes the contingent quarterly coupon with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent coupons. Further, although the underlying stock has appreciated by 20% from its initial share price as of the third determination date, you receive only $10.31 per security and do not benefit from such appreciation.

May 2018	Page 5

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount*	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Coupon	Early Redemption Amount
#1	$104.10	$0	N/A	$91.25	$0	N/A
#2	$90.30	$0	N/A	$100.30	$0	N/A
#3	$102.60	$0	N/A	$132.80	$0	N/A
Final Determination Date	$114.00	$0	N/A	$161.50	—*	N/A
Payment at Maturity	$6.00			$10.31

*The final contingent quarterly coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪ In Example 3, the closing price of the underlying stock remains below the downside threshold price on every determination date. As a result, you do not receive any contingent coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold price, investors will receive a payment at maturity equal to the stated principal amount multiplied by the share performance factor, calculated as follows:

stated principal amount x share performance factor = $10.00 x ($114.00 / $190.00) = $6.00

In this example, the payment at maturity is significantly less than the stated principal amount.

▪ In Example 4, the closing price of the underlying stock decreases to a final share price of $161.50. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive the stated principal amount plus a contingent quarterly coupon with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.31 = $10.31

In this example, although the final share price represents a 15% decline from the initial share price, you receive the stated principal amount per security plus the final contingent quarterly coupon, equal to a total payment of $10.31 per security at maturity, because the final share price is not less than the downside threshold price.

May 2018	Page 6

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold price, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1-to-1 basis and you will receive a payment that will be less than 75% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold price. A contingent quarterly coupon will be paid with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold price. If the determination closing price remains below the downside threshold price on each determination date over the term of the securities, you will not receive any contingent quarterly coupons.

▪	The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable. Whether the contingent quarterly coupon will be paid with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly coupon until the related determination date. Moreover, because the contingent quarterly coupon is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold price, you will not receive any contingent quarterly coupon with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly coupon, if any, that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price. It is possible that the closing price of the underlying stock could be below the downside threshold price on most or all of the determination dates so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the determination closing price has been below the downside threshold price on any determination date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

May 2018	Page 7

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Wynn Resorts, Limited Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the securities is not equivalent to investing in the common stock of Wynn Resorts, Limited. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪	No affiliation with Wynn Resorts, Limited. Wynn Resorts, Limited is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Wynn Resorts, Limited in connection with this offering.

▪	We may engage in business with or involving Wynn Resorts, Limited without regard to your interests. We or our affiliates may presently or from time to time engage in business with Wynn Resorts, Limited without regard to your interests and thus may acquire non-public information about Wynn Resorts, Limited. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Wynn Resorts, Limited, which may or may not recommend that investors buy or hold the underlying stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic

May 2018	Page 8

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due May 31, 2019

Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, and, as a result, could have increased the downside threshold price, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial share price and the downside threshold price, and will determine the final share price, whether the contingent quarterly coupon will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes

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as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Wynn Resorts, Limited Overview

Wynn Resorts, Limited is a developer, owner and operator of destination casino resorts. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Wynn Resorts, Limited pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-50028 through the Securities and Exchange Commission’s website at .www.sec.gov. In addition, information regarding Wynn Resorts, Limited may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on May 25, 2018:

Bloomberg Ticker Symbol:	WYNN
Exchange:	Nasdaq
Current Stock Price:	$194.21
52 Weeks Ago:	$124.44
52 Week High (on 5/10/2018):	$201.51
52 Week Low (on 5/25/2017):	$124.44
Current Dividend Yield:	1.5492%

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2015 through May 25, 2018. The closing price of the underlying stock on May 25, 2018 was $194.21. The associated graph shows the closing prices of the underlying stock for each day from January 1, 2013 through May 25, 2018. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Wynn Resorts, Limited (CUSIP 983134107)	High ($)	Low ($)	Dividends ($)
2015
First Quarter	159.34	122.92	1.50
Second Quarter	136.63	93.93	0.50
Third Quarter	111.35	53.12	0.50
Fourth Quarter	75.91	51.71	0.50
2016
First Quarter	95.00	51.50	0.50
Second Quarter	103.19	87.69	0.50
Third Quarter	108.68	88.96	0.50
Fourth Quarter	102.18	84.51	0.50
2017
First Quarter	115.49	87.46	0.50
Second Quarter	138.42	113.47	0.50
Third Quarter	148.92	125.63	0.50
Fourth Quarter	170.21	140.76	0.50
2018
First Quarter	200.60	162.00	0.50
Second Quarter (through May 25, 2018)	201.51	178.49	-

We make no representation as to the amount of dividends, if any, that Wynn Resorts, Limited may pay in the future. In any event, as an investor in the Contingent Income Auto-Callable Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Wynn Resorts, Limited.

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Based on the Performance of the Common Stock of Wynn Resorts, Limited

Principal at Risk Securities

Common Stock of Wynn Resorts, Limited – Daily Closing Prices January 1, 2013 to May 25, 2018

*The red solid line indicates the downside threshold price of $145.658, which is approximately 75% of the initial share price.

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Wynn Resorts, Limited. We have derived all disclosures contained in this document regarding Wynn Resorts, Limited stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Wynn Resorts, Limited. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Wynn Resorts, Limited is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Wynn Resorts, Limited could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Day count convention:	30/360
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.
Underlying stock:	The accompanying product supplement refers to the underlying stock as the “underlying shares.”
Underlying stock issuer:	Wynn Resorts, Limited. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Downside threshold price:	The accompanying product supplement refers to the downside threshold price as the “trigger level.”
Postponement of maturity date:	If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.
Postponement of contingent payment dates:	If a contingent payment date (including the maturity date) is postponed as a result of the postponement of the relevant determination date, no adjustment shall be made to any contingent quarterly coupon paid on that postponed date.
Antidilution adjustments:

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement for auto-callable securities from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

•     Upon any determination date following the effective date of a reorganization event and prior to the final determination date: If the exchange property value (as defined below) is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment.

•     Upon the final determination date, if the securities have not previously been automatically redeemed: You will receive for each security that you hold a payment at maturity equal to:

➢ If the exchange property value on the final determination date is greater than or equal to the downside threshold price: (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date

➢ If the exchange property value on the final determination date is less than the downside threshold price: (i) the stated principal amount multiplied by (ii) the share performance factor. For purposes of calculating the share performance factor, the “final share price” will be deemed to equal the exchange property value on the final determination date.

Following the effective date of a reorganization event, the contingent quarterly coupon will be payable for each determination date on which the exchange property value is greater than or equal to the downside threshold price.

In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the initial share price or less than the downside threshold price, “exchange property value” means (x) for any cash received in any

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reorganization event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the securities to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect. The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•     purchase the securities in the original offering; and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

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Principal at Risk Securities

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on

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the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be short-term capital gain or loss. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

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•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to

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amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying stock and in futures and/or options contracts on the underlying stock. Such purchase activity could have increased the initial share price, and, as a result, could have increased the downside threshold price, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination dates, by purchasing and selling the underlying stock, options contracts relating to the underlying stock or any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on one or more determination dates. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code,also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary

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capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.125 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the

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trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for auto-callable securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for auto-callable securities or in the prospectus.

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